UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2016

NetApp, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-27130	77-0307520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

495 East Java Drive

Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)

(408) 822-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2016, the board of directors (the “Board”) of NetApp, Inc. (the “Company”) approved an amended and restated Executive Retiree Health Plan (also known as the Executive Medical Retirement Plan) (the “Plan”). The Plan, which previously provided group health insurance benefits to certain of the Company’s retired executives, was amended and restated effective as of January 1, 2017 to terminate the group health insurance policy covering retired executives and, instead, use a health reimbursement account to reimburse eligible retired executives for premiums paid for individual insurance covering the retiree and any eligible dependents for the period from January 1, 2017 through December 31, 2019. On or after December 31, 2019 but ending on December 31, 2021, participants in the Plan will be eligible to receive a lump sum cash payment equal to two years of projected health care costs, or a prorated portion thereof, pursuant to the methodology set forth in the Plan.

Current participants in the Plan include certain retired executives of the Company, including but not limited to, Jeffry R. Allen, a current member of the Board and former Chief Financial Officer, Thomas Georgens, former Chief Executive Officer, and Robert E. Salmon, former Executive Vice President and President and Head of Go-to-Market Operations. In addition, if they retire prior to 2019 or 2021, as applicable, George Kurian, Chief Executive Officer and member of the Board, and Joel Reich, Executive Vice President of Product Operations, will be eligible to receive benefits under the Plan as well as a lump sum payment, or pro-rated portion thereof.

The Plan terminates in its entirety on December 31, 2019 and the Company’s obligation for cash payments terminates on December 31, 2021.

The foregoing is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	NetApp, Inc. Executive Retiree Health Plan, as amended and restated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETAPP, INC. (Registrant)

November 21, 2016	By:	/s/ Matthew K. Fawcett
Matthew K. Fawcett
Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	NetApp, Inc. Executive Retiree Health Plan, as amended and restated